DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (the “Agreement”), dated as of January 28, 2008, by and among FOH HOLDINGS, INC., a Delaware corporation (“FOH”), MOVIE STAR, INC., a New York corporation (“MSI”), and those parties set forth on Exhibit A (the “Holders”).

WHEREAS, on June 30, 2005, FOH issued Tranche A and Tranche B Term Notes due January 7, 2010, pursuant to that certain Amended and Restated Tranche A/B and Tranche C Term Loan Agreement dated as of June 30, 2005, as amended from time to time (the “Term Loan Agreement”), to the Holders in an aggregate principal amount of $7,599,999.99 (the “Tranche A/B Term Notes”);

WHEREAS, the Tranche A/B Term Notes have accrued interest at a rate equal to eight percent (8%) (the “Tranche A/B Interest Rate”);

WHEREAS, the aggregate principal amount owed on the Tranche A/B Term Notes after all adjustments up through January 28, 2008 is $7,500,000.00;

WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of December 18, 2006, as amended, by and among MSI, Fred Merger Corp. and FOH (the “Merger Agreement”), the parties thereto agreed that, upon approval by MSI’s shareholders, FOH and MSI would engage in a merger transaction whereby FOH would become a wholly-owned subsidiary of MSI (the “Merger”);

WHEREAS, as a condition to consummating the Merger, $7,500,000 of the principal of the Tranche A/B Term Notes (the “Conversion Debt”) must be cancelled in exchange for an aggregate of 3,629,325 shares (“Conversion Shares”) of the Series A Convertible Preferred Stock of MSI, such number of Conversion Shares being equal to the quotient obtained by dividing $7,500,000 by $2.0665, the average trading closing price of MSI’s common stock (on its principal trading market) for the twenty (20) trading days immediately preceding November 27, 2007, as described in the registration statement on Form S-1, as amended, of MSI (No. 333-143619), which was declared effective on November 29, 2007, and related Prospectus, dated as of November 29, 2007 (the “Rights Offering”);

WHEREAS, at a shareholders’ meeting held January 23, 2008, MSI’s shareholders authorized the issuance of up to 10,000,000 shares of Preferred Stock, par value $.01 per share, and to establish the terms, rights, preferences and privileges of the Preferred Stock to be issued upon consummation of the Merger pursuant to MSI’s Proxy Statement, dated as of November 30, 2007 (“Shareholders’ Approval”); and

WHEREAS, upon the filing of MSI’s amended and restated certificate of incorporation, a copy of which is attached hereto as Exhibit B and incorporated herein by reference (the “Certificate”), with the appropriate governmental authorities, the Preferred Stock shall have the rights and preferences set forth in the Certificate;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto hereby agree as follows:

1. DEBT CONVERSION.

1.1 The Holders hereby severally agree, subject to the conditions set forth herein, to convert the Conversion Debt into 3,629,325 Conversion Shares at a conversion price of $2.0665 per share, (“Debt Conversion”), subject to appropriate adjustments for reclassifications, reverse stock splits, stock splits, stock dividends, spin-offs or distributions, share combinations or other similar changes affecting the Preferred Stock as a whole. Each Holder shall convert the portion of the principal on the Tranche A/B Term Notes set forth after such Holder’s name on Exhibit A and receive, in exchange therefore, the amount of Conversion Shares set forth after such Holder’s name on Exhibit A.

1.2 Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held at such other time, date or place as the parties may agree upon following the Shareholders’ Approval and filing of the Certificate with the appropriate governmental authorities.

1.3 At the Closing, each Holder shall deliver any and all instruments representing its Tranche A/B Term Note for cancellation to FOH and MSI shall deliver to each Holder certificates representing the Conversion Shares to which such Holder is entitled as a result of the Debt Conversion. Notwithstanding any Holder’s failure to deliver any instruments representing the Tranche A/B Term Notes, each Holder acknowledges that the instruments representing such Tranche A/B Term Notes shall be void and unenforceable upon the Closing.

1.4 If a Holder has lost its Tranche A/B Term Note or is otherwise unable to deliver its Tranche A/B Term Note at the Closing, it shall submit an affidavit of loss and indemnity agreement so that the Tranche A/B Term Note may be replaced and deemed cancelled in accordance with the terms hereof. In the event that as a result of the Debt Conversion, fractions of shares would be required to be issued, such fractional shares shall be rounded up or down to the nearest whole share. MSI shall pay any documentary, stamp or similar issue or transfer tax due on such Debt Conversion, except that the Holder shall pay any such tax due because the Conversion Shares are issued in a name other than the Holder’s.

1.5 Nothing in this Agreement shall modify or reduce FOH’s liability to pay to the Holders interest on the Conversion Debt that is accrued as of the date of Closing, if any, at such time and in such amounts as provided for under the Term Loan Agreement, as amended.

1.6 At the Closing, each Holder acknowledges that it shall acquire the Conversion Shares for its own account and with no view to the distribution thereof. Each Holder acknowledges that the Conversion Shares have not been registered under the Securities Act, or the securities laws of any state and cannot be offered or sold by such Holder unless subsequently so registered or unless exemptions from the registration requirements of that Act and all applicable state securities laws are available for the transaction.

1.7 Each Holder authorizes MSI to place such restrictive legends on the certificates evidencing ownership of the Conversion Shares as may be required by the Securities Act or the securities laws of any state. Each Holder understands that in the absence of an effective registration statement covering the Conversion Shares or an available exemption from registration under the Securities Act, the Conversion Shares must be held indefinitely and each Holder is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2. REPRESENTATIONS AND WARRANTIES OF MSI. MSI hereby represents and warrants to the Holders as follows:

2.1 The Conversion Shares to be issued and delivered to the Holders upon conversion of the Tranche A/B Term Notes have been duly authorized and, when issued, will be validly issued, fully-paid and non-assessable. The issuance of the Conversion Shares will be exempt from registration pursuant to Section 3(a)(9) promulgated under the Securities Act of 1933, as amended (“Securities Act”) and such Conversion Shares will not be “restricted securities” as defined under Rule 144 promulgated under the Securities Act.

2.2 MSI has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by MSI to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of MSI, enforceable in accordance with its terms and does not conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under any instrument, contract or other agreement to which MSI or its subsidiaries is a party.

2.3 The affirmative vote of (i) the holders of record of a majority of the shares of MSI’s common stock and (ii) the holders of record of a majority of the shares of MSI common stock held by MSI’s shareholders other than TTG Apparel, LLC and its affiliates and associates with respect to the matters referred to in Section 1 hereof are the only votes of the holders of any class or series of the capital stock of MSI required to approve the transactions contemplated hereby.

2.4 None of MSI’s Certificate of Incorporation, as amended, or Bylaws, the laws of New York, or any other applicable law, contains any applicable anti-takeover provision or statute which would restrict MSI’s ability to enter into this Agreement or consummate the transactions contemplated by this Agreement or which would limit any of the Holders’ rights following consummation of the transactions contemplated by this Agreement.

2.5 No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MSI.

2.6 MSI has delivered or made available to the Holders prior to the execution of this Agreement true and complete copies of all periodic reports, registration statements and proxy statements filed by it (collectively, the “SEC Filings”) with the Securities Exchange Commission (the “Commission”) since December 18, 2006. Each of such filings with the

Commission, as of its filing date, complied in all material respects with the requirements of the rules and regulations promulgated by the Commission with respect thereto and did not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which such statements were made.

2.7 MSI has taken all actions as may be necessary to effectuate the Debt Conversion, including, but not limited to, providing notices to, and responding to queries from, all applicable regulatory authorities and stock exchanges and obtaining all necessary third party consents.

2.8 Since the date of the certified financial statements of MSI for its fiscal year ended June 30, 2007, filed with the Commission in MSI’s Annual Report on Form 10-K for such year (a copy of which has been made available to the Holders), MSI and its subsidiaries, taken as a whole, has not suffered any material adverse change in its assets, liabilities, financial condition, results of operations or business, except for those occurring as a result of general economic or financial conditions affecting the United States as a whole or the region in which MSI conducts its business or developments that are not unique to MSI but also affect other entities engaged or participating in the apparel industry generally in a manner not materially less severely.

2.9 No information to be contained in the Proxy Statement and no representation or warranty by MSI contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

2.10 Since December 18, 2006, and except as disclosed in the SEC Filings, MSI has conducted its business in compliance in all material respects with all applicable laws, rules, regulations, court or administrative orders and processes and rules, directives and orders of regulatory and self-regulatory agencies and bodies, except as would not reasonably be expected, singly or in the aggregate, to be materially adverse to the business, assets or financial condition of MSI.

2.11 MSI shall comply with the Registration Rights Agreement entered into by the Holders, MSI and certain other parties dated as of the closing date to register the shares of common stock of MSI issuable upon conversion of the Conversion Shares received by the Holders upon the Debt Conversion for resale pursuant to the Securities Act.

3. REPRESENTATIONS AND WARRANTIES OF FOH.  FOH hereby represents and warrants to the Holders as follows:

3.1 FOH has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by FOH to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of FOH, enforceable in accordance with its terms and does not conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under any instrument, contract or other agreement to which FOH or its subsidiaries is a party.

3.2 None of FOH’s Certificate of Incorporation, as amended, or Bylaws, the laws of Delaware, or any other applicable law, contains any applicable anti-takeover provision or statute which would restrict FOH’s ability to enter into this Agreement or consummate the transactions contemplated by this Agreement or which would limit any of the Holders’ rights following consummation of the transactions contemplated by this Agreement.

3.3 No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FOH.

4. REPRESENTATIONS AND WARRANTIES OF THE HOLDERS. The Holders severally and not jointly represent and warrant to MSI as follows:

4.1 Each Holder has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by such Holder to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of such Holder enforceable in accordance with its terms.

4.2 Each Holder has reviewed the SEC Filings referenced above.

4.3 Each Holder has been given an opportunity to ask questions and receive answers from the officers and directors of MSI and FOH and to obtain additional information from MSI and FOH.

4.4 Each Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in MSI’s securities and has obtained, in its judgment, sufficient information about MSI to evaluate the merits and risks of an investment in MSI.

4.5 Each Holder is relying solely on the representations and warranties contained in Sections 2 and 3 hereof and in certificates delivered hereunder in making their decision to enter into this Agreement and consummate the transactions contemplated hereby and no oral representations or warranties of any kind have been made by MSI or FOH or their respective officers, directors, employees or agents to such Holders.

4.6 No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a Holder.

5. CONDITIONS.

5.1 The obligations of MSI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(a) The representations and warranties of each of the Holders set forth in Section 4 hereof shall be true and correct on and as of the Closing date and a certificate certifying such shall be delivered.

(b) All proceedings, corporate or otherwise, to be taken by the Holders in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by MSI or the Holders shall have been obtained in form and substance reasonably satisfactory to MSI.

(c) Each Holder shall have delivered to FOH for cancellation its Tranche A/B Term Notes or an affidavit of loss and indemnity.

5.2 The obligations of the Holders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(a) The representations and warranties of MSI and FOH set forth in Sections 2 and 3 hereof shall be true and correct on and as of the Closing date.

(b) All proceedings, corporate or otherwise, to be taken by MSI in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by MSI or the Holders shall have been obtained in form and substance reasonably satisfactory to the Holders.

6. TERMINATION. This Agreement may be terminated no later than the Closing:

6.1 At the option of any party in the event that the Debt Conversion has not occurred by December 31, 2008 and such delay was not as a result of any breach of this Agreement;

6.2 At the option of any party if any other party has materially breached a term of this Agreement and has not cured such breach within 30 days of notice thereof; or

6.3 At the option of any party if any competent regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, prohibiting or refusing to approve the transactions contemplated hereby, and such order shall have become final and non-appealable.

7. MISCELLANEOUS.

7.1 Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

7.2 This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

7.3 This Agreement shall be a contract made under and governed by the law of the State of New York.

7.4 All obligations of MSI and rights of the Holders expressed herein shall be in addition to and not in limitation of those provided by applicable law.

7.5 This Agreement shall be binding upon MSI, the Holders and their respective successors and assigns, and shall inure to the benefit of MSI, the Holders and their respective successors and permitted assigns.

7.6 The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

7.7 All amendments or modifications of this Agreement and all consents, waivers and notices delivered hereunder or in connection herewith shall be in writing.

7.8 This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect thereto.

7.9 WAIVER OF JURY TRIAL. EACH OF MSI, FOH AND THE HOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10 SPECIFIC PERFORMANCE. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT ANY REMEDY AT LAW FOR ANY BREACH OF THE PROVISIONS OF THIS AGREEMENT WOULD BE INADEQUATE, AND EACH PARTY HERETO HEREBY CONSENTS TO THE GRANTING BY ANY COURT OF AN INJUNCTION OR OTHER EQUITABLE RELIEF, WITHOUT THE NECESSITY OF ACTUAL MONETARY LOSS BEING PROVED, IN ORDER THAT THE BREACH OR THREATENED BREACH OF SUCH PROVISIONS MAY BE EFFECTIVELY RESTRAINED.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

“MSI”

MOVIE STAR, INC.
BY:	/s/ Melvyn Knigin
NAME:	Melvyn Knigin
ITS:	Chief Executive Officer

“FOH”

FOH HOLDINGS, INC.
BY:	/s/ Gary Marcotte
NAME:	Gary Marcotte
ITS:	Chief Operating Officer

“HOLDERS”

FURSA CAPITAL PARTNERS LP
BY:	/s/ Patrick Brennan
NAME:	Patrick Brennan
ITS:	Chief Administrative Officer

FURSA MASTER REDISCOVERED OPPORTUNITIES FUND L.P.
BY:	/s/ Patrick Brennan
NAME:	Patrick Brennan
ITS:	Chief Administrative Officer

BLACKFRIARS MASTER VEHICLE LLC – SERIES 2
BY:	/s/ Patrick Brennan
NAME:	Patrick Brennan
ITS:	Chief Administrative Officer

FURSA MASTER GLOBAL EVENT DRIVEN FUND L.P.
BY:	/s/ Patrick Brennan
NAME:	Patrick Brennan
ITS:	Chief Administrative Officer

Exhibit “A”

HOLDERS

Name of Holder	Principal Balance of Tranche A/B Term Notes	Debt Conversion Shares
Fursa Capital Partners LP	$388,804.99	188,147
Fursa Master Rediscovered Opportunities Fund L.P.	$2,109,495.67	1,020,806
Blackfriars Master Vehicle LLC – Series 2	$834,440.24	403,794
Fursa Master Global Event Driven Fund L.P.	$4,167,259.10	2,016,578
Total	$7,500,000.00	3,629,325

Exhibit “B”

CERTIFICATE